                                        FOR:     SKILLSOFT PLC

                                                 COMPANY CONTACT:
                                                 Tom McDonald
                                                 Chief Financial Officer
                                                 (603) 324-3000, x4232

                                                 INVESTOR CONTACTS:
                                                 Michael Polyviou/Peter Schmidt
                                                 Financial Dynamics
                                                 (212) 850-5748

               SKILLSOFT REPORTS FIRST QUARTER FISCAL 2006 RESULTS
              INCLUDING REVENUE OF $53.3 MILLION; EPS OF $0.02; AND
                      OPERATING CASH FLOW OF $13.1 MILLION
           SKILLSOFT MAINTAINS FULL YEAR FISCAL 2006 FINANCIAL TARGETS

NASHUA, NH, JUNE 1, 2005 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its first fiscal quarter ended April 30, 2005.

FIRST QUARTER RESULTS

The Company reported total revenue of $53.3 million for the first quarter ended April 30, 2005 of the fiscal year ending January 31, 2006 (fiscal 2006), which represented a 1% increase over the $52.8 million reported in the first quarter ended April 30, 2004 of the fiscal year ended January 31, 2005 (fiscal 2005). Gross margin was 89% for the fiscal 2006 first quarter compared to 90% for the first quarter of fiscal 2005.

The Company's net income was $2.5 million, or $0.02 per basic and diluted share, for the fiscal 2006 first quarter. First quarter net income includes restatement and restructuring expenses of approximately $1.0 million, or $0.01 per basic and diluted share, comprised of $0.25 million for costs incurred for the ongoing SEC investigation and $0.7 million for facility shutdown and severance costs associated with the restructuring of its SmartCertify business unit in the United States and the closing of its SmartCertify sales office in Ireland. Also included in the fiscal 2006 first quarter results is a loss on the SmartCertify asset sale of $0.7 million, or $0.01 per basic and diluted share, which resulted mainly from investment banking and professional fees associated with the transaction. Non-cash charges included in the fiscal 2006 first quarter results were $3.3 million, or $0.03 per basic and diluted share, consisting of $2.5 million for amortization of intangible assets and deferred compensation expense and the non-cash provision for income tax of $0.8 million. SkillSoft reported net income of $3.2 million, or $0.03 per basic and diluted share, for the first quarter of fiscal 2005. The fiscal 2005 first quarter results included restructuring and restatement expenses of $0.6 million, or $0.01 per basic and diluted share, primarily associated with costs incurred in connection with the re-filing of statutory tax returns as a result of the restatement of the historical SmartForce financial statements and charges for the ongoing SEC investigation. Non-cash charges included in the fiscal 2005 first quarter results were $3.9 million, or $0.04 per basic and diluted share, consisting of $2.8 million for amortization of intangible assets and deferred compensation expense and the non-cash provision for income tax of $1.1 million.

"We are pleased that our fiscal 2006 first quarter results came in ahead of the revenue and EPS ranges we forecasted in March 2005 for this period. While encouraging, we feel it is prudent to wait until we get further into our new year to confirm the improvement we have seen in our first quarter," said Chuck

Moran, President and Chief Executive Officer. "We also achieved a number of operational successes in our first quarter, including the execution of our new product strategy with the release of our virtual classroom blended learning solution, SkillSoft Dialogue, as planned and the completion of the retail certification asset sale, which allows us to fully focus our attention and resources on the core enterprise business," commented Moran.

The decrease in gross margin to 89% in the fiscal 2006 first quarter compared to 90% in the fiscal 2005 first quarter was due mainly to a higher mix of royalty-bearing content in the fiscal 2006 first quarter. Research and development expenses increased to $9.9 million in the fiscal 2006 first quarter compared to $9.4 million in the fiscal 2005 first quarter due primarily to expenses incurred with the introduction of the SkillSoft Dialogue product offering at the end of the fiscal 2006 first quarter. Sales and marketing expenses decreased to $24.0 million in the fiscal 2006 first quarter from $24.4 million in the fiscal 2005 first quarter. This decrease was primarily due to the Perspectives customer marketing event shifting from the first quarter in the prior year to the second quarter this year, which was partially offset by the $0.6 million settlement charge associated with the amendment of Mr. Greg Priest's employment agreement in connection with a change in his role from Chief Strategy Officer to strategic advisor. General and administrative expenses increased modestly to $6.3 million in the fiscal 2006 first quarter compared to $6.1 million the fiscal 2005 first quarter. Restructuring and restatement charges increased to $1.0 million in the fiscal 2006 first quarter as compared to $0.6 million in the fiscal 2005 first quarter. The expense reflected in the fiscal 2006 first quarter relates primarily to charges for the ongoing SEC investigation and charges for facility shutdown and severance costs associated with the restructuring of the SmartCertify business in the United States and the closing of the SmartCertify Ireland sales office.

SkillSoft had approximately $71.1 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of April 30, 2005 compared to $64.9 million as of January 31, 2005.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2006 first quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 14 days in the fiscal 2006 first quarter as compared to 12 days in the year ago period and 18 days in the fourth quarter of fiscal 2005. On a gross basis, which considers all items billed as receivables, DSOs were 81 days in the fiscal 2006 first quarter compared to 76 days in the year ago quarter and 142 days in the fourth quarter of fiscal 2005.

During the fiscal 2006 first quarter, the Company spent approximately $6.2 million to purchase approximately 1.8 million shares on the open market under its share repurchase program.

FISCAL 2006 OUTLOOK

The Company's fiscal 2006 outlook, as set forth in its press release issued on March 14, 2005, remains unchanged. The Company anticipates revenue to be in the range of $200 million to $206 million. The Company continues to anticipate its adjusted net income (as defined below) for fiscal 2006 to be between $8.0 million and $13.0 million, or $0.08 to $0.12 per basic and diluted share.

For the second quarter of fiscal 2006 ending July 31, 2005, the Company currently anticipates revenue to be in the range of $49.0 to $51.0 million. The Company currently anticipates adjusted net income for the fiscal 2006 second quarter to be between $1.0 and $2.0 million, or $0.01 to $0.02 per basic and diluted share.

Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses and any settlement with the Company's insurers related to the 2002 class action litigation settlement, other related litigation and SEC investigation. The Company's fiscal 2006 earnings outlook also excludes potential restructuring charges, as well as the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also excludes the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company's EPS outlook.

Adjusted net income is a non-GAAP financial measure within the meaning of applicable SEC regulations. SkillSoft is presenting this measure (for both fiscal 2006 and the second quarter of fiscal 2006) because it is currently unable to estimate the amount of the items excluded from adjusted net income and it believes that presenting this measure presents investors with meaningful information about the Company's projected operating performance for fiscal 2006.

CONFERENCE CALL

In conjunction with the release, management will conduct a conference call on Thursday, June 2, 2005 at 8:30 a.m. ET to discuss the Company's fiscal 2006 first quarter and fiscal 2006 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial
(973) 935-2408. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:00 p.m. ET on June 2, 2005 until 11:59 p.m. ET on June 9, 2005. The replay number is (973) 341-3080, passcode: 6115268. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within global enterprises. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth content resources, learning management system, virtual classroom technology and support services.

Content offerings include SkillSoft's business, IT, desktop and compliance courseware collections and BusinessPro(TM), ITPro(TM), OfficeEssentials(TM), FinancePro(TM), EngineeringPro(TM), GovEssentials(TM), ExecSummaries(TM) and ExecBlueprints(TM) collections from Books24x7(R). SkillSoft's complementary technologies include SkillPort(R), the company's learning management system with its powerful Search-and-Learn(TM) technology and premium add-on modules, and SkillSoft(R) Dialogue(TM) virtual classroom, a tool that allows customers to create and deliver effective blended learning programs using custom content and off-the-shelf learning resources. For more information, visit http://www.skillsoft.com.

SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Operating Results" in SkillSoft's Annual Report on Form 10-K for the fiscal year ended January 31, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of June 1, 2005. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

                                       ###

                         SKILLSOFT PLC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                           ---------------------------------
                                                                                  THREE MONTHS ENDED
                                                                                       APRIL 30,
                                                                                2005                2004
                                                                           -------------       -------------

Revenues                                                                   $      53,327       $      52,817
Cost of revenues                                                                   5,834               5,078
                                                                           -------------       -------------

        Gross profit                                                              47,493              47,739

Operating expenses:
        Research and development                                                   9,869               9,444
        Selling and marketing                                                     24,030              24,362
        General and administrative                                                 6,276               6,054
        Amortization of stock-based compensation                                     237                 348
        Amortization of intangible assets and FAS 86 assets                        2,246               2,422
        Restructuring                                                                703                 147
        Restatement:
             SEC investigation                                                       250                 324
             Professional fees - restatement of historical SmartForce
                  financial statements                                                --                 114
                                                                           -------------       -------------

Total operating expenses                                                          43,611              43,215

Other expense, net                                                                  (110)               (179)
Interest income, net                                                                 295                 123
Loss on sale of component, net                                                      (681)                 --
                                                                           -------------       -------------

        Income before provision for income taxes                                   3,386               4,468

Provision for income taxes - cash                                                    134                 141
Provision for income taxes - non-cash                                                785               1,124
                                                                           -------------       -------------

Net income                                                                 $       2,467       $       3,203
                                                                           =============       =============


Net income, per share, basic                                               $        0.02       $        0.03
                                                                           =============       =============

Basic weighted average common shares outstanding                             105,662,213         103,163,380
                                                                           =============       =============

Net income, per share, diluted                                             $        0.02       $        0.03
                                                                           =============       =============

Diluted weighted average common shares outstanding                           105,877,094         110,392,610
                                                                           =============       =============

                                  SKILLSOFT PLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                                APRIL 30, 2005   JANUARY 31, 2005
                                                                --------------   ----------------
ASSETS

CURRENT ASSETS:
        Cash, cash equivalents and short-term investments          $ 67,511          $ 54,927
        Restricted cash                                                 983               994
        Accounts receivable, net                                     48,491            87,030
        Prepaid expenses and other current assets                    22,284            22,659
                                                                   --------          --------

Total current assets                                                139,269           165,610

        Property and equipment, net                                   8,775             9,137
        Goodwill                                                    102,246           103,576
        Acquired intangible assets, net                              15,173            16,171
        Long-term investments                                         2,590             8,943
        Other assets                                                     59                60
                                                                   --------          --------

Total assets                                                       $268,112          $303,497
                                                                   ========          ========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

        Accounts payable                                           $  6,551          $  5,361
        Accrued expenses                                             51,104            66,995
        Deferred revenue                                            122,288           140,008
                                                                   --------          --------

Total current liabilities                                           179,943           212,364

Total long-term liabilities                                           5,170             6,214

Total stockholders' equity                                           82,999            84,919
                                                                   --------          --------

Total liabilities and stockholders' equity                         $268,112          $303,497
                                                                   ========          ========

                                  SKILLSOFT PLC
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                            -----------------------
                                                                              THREE MONTHS ENDED
                                                                                   APRIL 30,
                                                                              2005           2004
                                                                            --------       --------
Cash flows from operating activities:

        Net income                                                          $  2,467       $  3,203
        Adjustments to reconcile net income to net
          cash used in operating activities---
        Stock-based compensation                                                 237            348
        Depreciation and amortization                                          1,226          1,293
        Amortization of acquired intangibles and FAS 86 assets                 2,246          2,422
        Provision for bad debts                                                 (226)           (62)
        Provision for income taxes - non-cash                                    785          1,124
        Changes in current assets and liabilities, net of acquisitions
             Accounts receivable                                              38,835         27,913
             Prepaid expenses and other current assets                           436          3,430
             Accounts payable                                                  1,193         (1,431)
             Accrued expenses (including long-term):
                  Accrued merger                                              (1,551)        (1,315)
                  Accrued restructuring                                       (2,277)            --
                  Accrued other                                              (12,374)       (13,066)
             Deferred revenue                                                (17,861)       (15,189)
                                                                            --------       --------

        Net cash provided by operating activities                             13,136          8,670

Cash flows from investing activities:

        Purchases of property and equipment                                     (979)        (2,225)
        Purchases of FAS 86 assets                                            (1,247)            --
        Purchases of investments                                              (3,748)       (16,726)
        Maturity of investments                                               10,225         14,508
        Disposition of net assets                                                108             --
                                                                            --------       --------

        Net cash provided by / (used in) investing activities                  4,359         (4,443)

Cash flows from financing activities:

        Exercise of stock options                                                242         12,452
        Proceeds from employee stock purchase plan                             1,336          1,675
        Payments to acquire treasury stock                                    (6,163)            --
                                                                            --------       --------

        Net cash (used in) / provided by financing activities                 (4,585)        14,127

        Effect of exchange rate changes on cash and cash equivalents            (118)          (430)
                                                                            --------       --------

        Net increase in cash and cash equivalents                             12,792         17,924
        Cash and cash equivalents, beginning of period                        34,906         42,866
                                                                            --------       --------

        Cash and cash equivalents, end of period                            $ 47,698       $ 60,790
                                                                            ========       ========